Wellesley Bancorp, Inc. Reports Record Results for the Three and Nine Months Ended September 30, 2017

WELLESLEY, Mass., Oct. 26, 2017 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.2 million and $3.0 million for the three and nine months ended September 30, 2017, respectively. These results compare to net income of $755 thousand and $2.2 million for the three and nine months ended September 30, 2016, respectively. The results for the quarter represent an increase of 54.4% as compared to the prior year third quarter results. Diluted earnings per share were $0.48 and $1.22 for the three and nine months ended September 30, 2017, respectively. Total assets were $769.8 million at September 30, 2017, an increase of $74.6 million, or 10.7%, from December 31, 2016 as total loans increased $72.8 million, funded primarily by an increase in core deposits and long-term debt.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with our continued growth in our balance sheet and earnings. Net income is the highest in the Company's history and performance ratios have shown meaningful improvement."

Third Quarter Earnings
Net income increased $411 thousand, or 54.4%, for the quarter ended September 30, 2017 compared to the quarter ended September 30, 2016, as net interest income and non-interest income increased, partially offset by an increase in the provisions for loan losses and taxes. Non-interest expenses were flat during the period. Net interest income increased $728 thousand, or 14.3%, to $5.8 million for the quarter ended September 30, 2017, as compared to the quarter ended September 30, 2016. This increase was driven primarily by the growth of our loan portfolio, partially offset by higher interest expense from the increases in borrowings and deposits. The yield on earning assets for the third quarter ended September 30, 2017 was 3.92%, a decrease of four basis points from the comparable quarter in 2016. Deposit and borrowing costs were 1.00% for the third quarter 2017, compared to 0.95% for the third quarter 2016. The net interest margin was 3.12% for the 2017 quarter, compared to 3.19% for the 2016 quarter, reflecting the decrease in earning asset yields and the increase in deposit and borrowing costs between the two periods.

Non-interest income totaled $504 thousand for the quarter ended September 30, 2017, an increase of $89 thousand, or 21.4%, compared to the prior year period. Wealth management fees increased $54 thousand, or 20.8%, compared to the quarter ended September 30, 2016, primarily due to an increase in assets under management. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $346.8 million at the end of the third quarter 2017, as compared to $297.5 million at September 30, 2016. Income from mortgage banking activities decreased $37 thousand, primarily due to lower sales of fixed rate mortgage loans from the previous year. Other non-interest income increased $72 thousand due to an increase in fees on customer interest rate swaps and increases in ATM network interchange fees.

Total non-interest expenses were essentially flat, at $4.2 million for both the quarters ended September 30, 2017 and 2016. Included in non-interest expense during the 2017 period were increased data processing costs of $29 thousand and other general administrative costs, including advertising and insurance which increased $53 thousand attributed to expanding business volumes and operations. FDIC insurance costs increased $28 thousand, or 23.0%, due to growth and new quarterly assessment rates and higher assessment balances. Partially offsetting these increases were decreases in salaries and employee benefits of $31 thousand, or 1.3%, lower occupancy expenses of $24 thousand, and professional fees which decreased $52 thousand due to recruiting costs incurred during 2016 for certain staffing searches.

Year to Date Earnings
Net income for the nine months ended September 30, 2017 increased $770 thousand, or 34.8%, compared to net income for the nine months ended September 30, 2016 due to increased net interest income and non-interest income, partially offset by higher non-interest expenses. Net interest income increased $1.8 million, or 12.2%, to $16.6 million for the nine months ended September 30, 2017, as compared to $14.8 million in the comparable 2016 period. The increase was largely due to increased loan interest income resulting from growth in our loan portfolio. Our earning asset yield was 3.94% in the nine month period ended September 30, 2017 as compared to 3.98% in the 2016 period. Deposit and borrowing costs increased one basis point to 0.97% in the current period from 0.96% for the 2016 period. Our net interest margin was 3.16% for the 2017 nine month period, compared to 3.19% for the 2016 period.

Non-interest income totaled $1.5 million, an increase of $204 thousand, or 16.1%, as income from wealth management fees in 2017 increased $208 thousand compared to 2016 due to an increase in assets under management. Income from mortgage banking activities decreased $120 thousand as compared to the comparable 2016 period due to lower mortgage sales. Other non-interest income increased $116 thousand due to increases in fees on customer interest rate swaps and ATM network interchange fees.

For the nine months ended September 30, 2017, non-interest expenses increased $648 thousand to $12.8 million, as compared to $12.1 million in 2016. Factors that contributed to the increase in non-interest expense during the 2017 period were increased salaries and employee benefits of $399 thousand, or 5.6%. The compensation increase is attributable to the recognition of a full nine months of expenses related to our Newton Centre office along with several strategic hires in late 2016. FDIC insurance costs increased $166 thousand, or 59.1%, as new quarterly assessment rates were implemented. Data processing expense was higher by $77 thousand from the prior year due to increasing business volumes. Advertising expenses increased by $44 thousand, largely associated with our efforts to generate deposits. Occupancy and equipment expense increased $29 thousand resulting from normal rent increases and additional rent and other expense associated with our Newton Centre office space. Professional fees decreased $166 thousand, as one-time charges were incurred during 2016 for recruiting costs for certain staffing searches.

Balance Sheet Growth
Total assets were $769.8 million at September 30, 2017, representing an increase of $74.6 million compared to $695.3 million at December 31, 2016. The increase was primarily related to growth in the loan portfolio and an increase in the level of securities available for sale. On the liability side, deposits increased $58.7 million, and long-term debt and short-term borrowings increased $10.0 million, as compared to December 31, 2016.

Gross loans totaled $654.4 million at September 30, 2017, an increase of $72.8 million, or 12.5%, as compared to December 31, 2016. Residential mortgage loans increased $42.9 million to $311.0 million at September 30, 2017, primarily due to growth in our adjustable-rate mortgage portfolio. Commercial real estate loans increased $9.0 million to $130.1 million and commercial and industrial loans increased $6.8 million to $56.2 million, continuing our efforts to diversify the loan portfolio. Construction loans increased $13.2 million to $123.6 million at September 30, 2017, compared to $110.4 million at December 31, 2016.

Deposits increased $58.7 million to $581.5 million at September 30, 2017. Money market accounts increased $33.9 million, or 33.9% due to our success in attracting new deposit relationships. Certificates of deposit increased $11.3 million, which included $13.0 million of new brokered deposits used to diversify our funding for liquidity and cash needs. Demand deposits and NOW accounts increased $15.2 million, or 11.7%, to $145.8 million as growth was realized in both retail and commercial accounts. Savings accounts decreased $1.7 million to $95.6 million. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, increased $10.0 million as compared to December 31, 2016.

Stockholders' equity increased $3.8 million to $59.0 million, primarily due to earnings and an increase in the fair values of available-for-sale securities during the nine month period, partially offset by dividends paid. At September 30, 2017, the Company's ratio of stockholders' equity-to-total assets was 7.67%, compared to 7.94% at December 31, 2016.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre, the Bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 6,747	$ 5,838	$ 19,079	$ 17,009
Other interest and dividend income	558	474	1,578	1,386
Total interest and dividend income	7,305	6,312	20,657	18,395
Interest expense	1,488	1,223	4,090	3,626

Net interest income	5,817	5,089	16,567	14,769
Provision for loan losses	250	125	372	312

Net interest income, after provision for loan losses	5,567	4,964	16,195	14,457

Total non-interest income	504	415	1,474	1,270

Non-interest expenses:
Salaries and employee benefits	2,408	2,439	7,518	7,119
Occupancy and equipment	684	708	2,087	2,058
Data processing	230	201	651	574
FDIC Insurance	150	122	447	281
Professional fees	192	244	547	713
Other general and administrative	500	447	1,532	1,389
Total non-interest expenses	4,164	4,161	12,782	12,134

Income before income taxes	1,907	1,218	4,887	3,593
Provision for income taxes	741	463	1,903	1,379

Net income	$ 1,166	$ 755	$ 2,984	$ 2,214

Other Data:
Return on average assets (1)	0.61%	0.46%	0.56%	0.47%
Return on average equity (1)	7.84%	5.42%	6.93%	5.45%
Net interest margin (1)	3.12%	3.19%	3.16%	3.19%
Earnings per common share:
Basic	$0.49	$0.32	$1.26	$0.95
Diluted	$0.48	$0.32	$1.22	$0.94
Weighted average shares outstanding:
Basic	2,370,623	2,325,356	2,364,449	2,322,147
Diluted	2,454,198	2,364,437	2,448,558	2,352,110
Stockholders' equity to total assets at end of period	7.67%	8.31%	7.67%	8.31%
Book value per common share at end of period	$23.69	$22.52	$23.69	$22.52
Nonperforming loans to total loans at end of period	0.09%	0.11%	0.09%	0.11%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 31,119	$ 28,525
Securities available for sale, at fair value	65,731	64,648
Federal Home Loan Bank of Boston stock, at cost	6,073	5,758
Loans held for sale	--	1,454

Loans	654,386	581,563
Less allowance for loan losses	(5,793)	(5,432)
Loans, net	648,593	576,131

Bank-owned life insurance	7,476	7,303
Premises and equipment, net	3,495	3,876
Other assets	7,362	7,588

Total assets	$ 769,849	$ 695,283

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 109,737	$ 94,946
Interest-bearing	471,812	427,864
	581,549	522,810

Short-term borrowings	27,000	21,250
Long-term debt	87,261	83,020
Subordinated debt	9,794	9,769
Accrued expenses and other liabilities	5,202	3,220
Total liabilities	710,806	640,069

Stockholders' equity	59,043	55,214

Total liabilities and stockholders' equity	$ 769,849	$ 695,283

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550